EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of St. Mary Land & Exploration Company and Subsidiaries on Form S-8 (File No. 333-61850 and File No. 333-58273) of our report dated March 3, 1997, except for the effects of adopting Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as discussed in Note 1, as to which the date is March 19, 1998, on our audit of the financial statements of St. Mary Land & Exploration Company and Subsidiaries for the year ended December 31, 1996, which report is included in this Annual Report on Form 10-K/A-2.




PricewaterhouseCoopers LLP



Denver, Colorado
October 1, 1999